Exhibit 21

LIST OF SUBSIDIARIES

CalAmp Wireless Networks Corporation - a Delaware corporation

CalAmp Northstar Holdings, Inc. - a Canadian corporation *

CalAmp Wireless Networks Inc. - a Canadian corporation

California Amplifier SARL - a French corporation

* non-operating holding company